Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
July 22, 2016

Thank you Gail and good morning everyone.

Today I will provide a brief update on the litigation involving our highway products. As previously reported, we appealed the October 2014 adverse judgment we received in the False Claims Act case filed in the Eastern District of Texas involving our ET Plus guardrail end terminal system to the United States Court of Appeals for the Fifth Circuit. Yesterday we filed our reply brief. This concludes the briefing phase of the appellate process.

We believe our briefs present compelling arguments why this case should not have been brought to trial from the start, and why the judgment should be reversed. For those who are interested in reviewing the briefs we have filed in this case and the amici briefs filed supporting our appeal, the documents can be found at etplusfacts. com. We anticipate that oral arguments, if granted by the Fifth Circuit, will take place this fall followed by a ruling from the Court no earlier than late 2016.

Trinity Industries and Trinity Highway are also named in a number of other suits that we believe are groundless, and represent opportunistic filings that seek to capitalize on the False Claims Act judgment now on appeal.

For a more detailed review of these suits, please see Note 18 to the financial statements in Trinity’s Form 10-Q for the period ended June 30, 2016. Please also refer to etplusfacts.com for additional information.

I will now turn the call over to Tim.